Exhibit 10.4

LICENSE AGREEMENT

This License Agreement (“Agreement”) is entered into between Green Tech Marine AS, a Norway corporation (“GTM” or “Licensor”), and Ecolutions, Inc., a Florida corporation (“ECOLUTIONS” or “Licensee”), effective as of November 15, 2012 (the “Effective Date”).

1.     Background and Purpose.

1.1.     GTM designs, develops, manufactures, and sells certain proprietary exhaust gas scrubber technology that, among other things, can provide gas emission solutions to industries worldwide, including, without limitation, the Products (as defined below). In order to produce and promote GTM's products effectively, GTM requires an effective manufacturing, sales and distribution network.

1.2.     ECOLUTIONS wishes to obtain a license to manufacture, sell and distribute products incorporating GTM's technology. The parties agree upon a collaboration to build and market GTM products as per this Agreement.

2.     Definitions. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applied to both singular and plural forms of the terms defined):

2.1.     “Affiliate” means (a) a Common Control Person of (i) Licensee or (ii) a Common Control Person of Licensee, or (b) any Person holding 10% or more of the equity stock of Licensee or a Common Control Person of Licensee.

2.2.     "Agreement" means this License Agreement as from time to time amended and in effect between the parties, including all exhibits hereto.

2.3.     “Authorized Customer” means any end user who uses Licensed Products for an application authorized in the Territory.

2.4.     “Change in Control” means a transfer or transfers, in one or more occurrences, of more than 20% of the voting rights, the assets or the composition of the Board of Directors or other governing body of Licensee.

2.5.     "Common Control Person" means any Person controlling, controlled by or under common control with a Person. As used in this Agreement, the term "control" means the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise. The terms "controlling" and "controlled" have meanings correlative to the foregoing.

2.6.     “Confidential Information” means all proprietary or confidential information and materials that GTM has or will develop, compile or own, or that GTM receives under conditions of confidentiality. Confidential Information includes not only information disclosed by GTM (including its employees, agents, Board members and independent contractors) or its clients or customers to Licensee in the course of Licensee's relationship with GTM, but also information and materials (including Inventions) developed or learned by Licensee during the course of its relationship with GTM. Confidential Information includes (a) all information and materials that have or could have commercial value or other utility in the business in which GTM or its clients or customers are engaged, and (b) all information and materials that, if disclosed without authorization, could be detrimental to the interests of GTM or its clients or customers, whether or not such information or materials are identified as Confidential Information by GTM or its clients or customers. By example and without limitation, Confidential Information includes all information on techniques, processes, formulas, formulations, trade secrets, inventions, discoveries, improvements, research or development test results, specifications, exhaust gas scrubber technology, varieties or types or characteristics of exhaust gas scrubber technology, assembly processes, data, know-how, formats, marketing plans, business plans, strategies, forecasts, unpublished financial information, budgets, projections, and customer and supplier identities, characteristics and agreements. Confidential Information shall not include (a) information which is currently in or becomes part of the public domain; (b) information which Licensee documents that it had in its possession prior to its disclosure hereunder by GTM or its clients or customers; (c) information which Licensee rightfully receives, without any restriction on disclosure or use, from a third party that is not restricted as to the dissemination of such information or materials; and (d) information which Licensee can document that it independently developed. Licensee hereby agrees to supply documentation relating to, or that supports its contentions that such information falls within the definition of, subparagraphs (a) through (d) above promptly upon request from GTM.

2.7.     “Field of Use” means any application using GTM's products except as otherwise provided in this Agreement.

2.8.     “Gross Sales” means the total invoice value of all products and services sold by Licensee and its Affiliates or permitted sublicensees, before deducting customer discounts, returns or other adjustments less any associated sales taxes in the total invoice value. For purposes of calculating Gross Sales, transfers to an Affiliate for end use by the Affiliate or sublicensee will be treated as sales at list price. For purposes of calculating date of sale, a sale shall be deemed to have occurred on the earlier of the date of (a) shipment of the Licensed Products to, or performance of services for, Licensee's customer; or (b) issuance of the invoice for the Licensed Products; or (c) payment by the customer.

2.9.     “Inventions” as used herein, means discoveries, developments, designs, ideas, improvements, inventions, formulas, processes, techniques, applications, methods, utilities, know-how, chemicals, hardware, exhaust gas scrubber technology, and other materials and data (whether or not patentable or registered under copyright or similar statutes) made, conceived, reduced to practice or learned by Licensee (either alone or jointly with others) during the term of this Agreement, that (a) are related to the business or technology of GTM, and (b)(i) result or are derived from Licensee's work as a Licensee as described in this Agreement, or (ii) result from the use of, or are derived from Confidential Information, premises or property (real, personal, tangible, intangible or intellectual) owned, licensed, leased or otherwise used or acquired by GTM.

2.10.     “Licensed Products” means any GTM proprietary exhaust gas scrubber technology that, among other things, can provide gas emission solutions system, or components thereof in the Field of Use produced from, containing or incorporating the Licensed Technology, and any related services.

2.11.     “Licensed Technology” means all GTM proprietary technology and intellectual property licensed hereby to Licensee, including all GTM proprietary exhaust gas scrubber technology that, among other things, can provide gas emission solutions system, as well as know-how or other intellectual property developed directly by or for GTM relating to this technology.

customers

2.12.     "Person" means an individual, corporation, partnership, limited liability or other company, trust or other entity.

2.13.     “Territory” means the exclusive rights to all of North America, including the countries of United States of America its commonwealths and territories, Canada, Mexico, and Singapore; and, the non-exclusive rights throughout the world, with the exception of GTM's customers and any customers not generated by Licensee.

2.14.     “Transfer” means sell, assign, distribute, lease, sublease, license, sublicense, loan, devise, bequeath, gift, exchange, ship, install or otherwise transfer.

3.     Grant and Scope of License.

3.1.     Grant. Licensor hereby grants to Licensee:

(a)     Subject to the terms and conditions of this Agreement, a license to manufacture, assemble and sell Licensed Products in the Field of Use in the Territory. Any rights not expressly granted to Licensee in this Agreement are reserved to Licensor.

(b)     Unless otherwise agreed by the parties, the Licensed Products will be manufactured, assembled, sold, distributed, installed and used only in the Territory for applications authorized in the Field of Use.

(c)     Without the prior written approval of GTM, Licensee shall not, directly or indirectly, Transfer the Products to customers or other Persons outside the Territory or for other than applications authorized in the Field of Use and shall not Transfer Licensed Products, nor any other Confidential Information relating to the Licensed Products, to customers or other Persons that it knows or has reason to believe will, directly or indirectly, Transfer GTM's products to Persons other than Authorized Customers, or to locations outside the Territory or for applications other than those authorized in the Field of Use.

(d)     The license granted does not include the right to grant sublicenses or otherwise Transfer the license without the prior written consent of GTM, which consent Licensor may grant or withhold in its sole discretion.

(e)     The Licensed Products may be sold in the Territory under Licensee's brand(s). No such brand(s) shall be confusingly similar to Licensor's brands. No Licensor trademark or service mark, or reference to Licensor, shall be used by Licensee with regard to Licensed Products or related documentation or materials, without a written license from GTM authorizing such use.

4.     Term and Termination.

4.1.     Term. The initial term of this Agreement shall commence on the Effective Date and shall remain in force and effect for ten (10) years thereafter, unless earlier terminated pursuant to the provisions of this Agreement. Thereafter, the Agreement shall be automatically renewed for an additional ten (10) years on a no fee basis, unless either party gives the other party written notice of termination at least 90 days prior to the expiration of the then-current term.

4.2.     Termination Upon Mutual Agreement. Licensor and Licensee may terminate this Agreement at any time by mutual, written agreement.

4.3.     Termination for Nonpayment or Late Payment. Licensor may terminate this Agreement if Licensee fails to make any payment due to GTM under this License or any other agreement between the parties (including the Master Distributor Agreement) and fails to cure such breach within 60 days after written notice thereof from GTM; provided, however, that notwithstanding the foregoing, GTM may terminate this Agreement (without opportunity for Licensee to cure) in the event that Licensee fails four times in the aggregate to make payments on or before the original due date.

4.4.     Termination for Cause. Either party may terminate this Agreement if the other party breaches any of its obligations under this Agreement (including but not limited to breach of the provisions of Sections 5, 7, 8, 9, 12 and 13) and fails to cure such breach within 30 days after receiving written notice thereof from the nonbreaching party. Notwithstanding the preceding sentence, Licensor may terminate this Agreement immediately if Licensee or any of its Affiliates or approved distributors breaches confidentiality other nondisclosure obligations to GTM.

4.5.     Other Reasons for Automatic Termination. This Agreement shall terminate automatically if Licensee becomes insolvent or discontinues or liquidates its business, or upon the assignment or attempted assignment by Licensee for the benefit of creditors, or the commencement by or against Licensee of voluntary or involuntary proceedings (which are not dismissed within 120 calendar days) under any bankruptcy, reorganization, or similar laws of any jurisdiction, or if any order shall be made or any resolution passed for the winding up, liquidation or dissolution of Licensee, or if a receiver is appointed for Licensee for all or substantially all of its assets, or if a substantial portion of Licensee's goods or properties are taken in execution.

4.6.     Effect of Termination or Expiration. In the event of termination or expiration of this Agreement: (a) all sums due hereunder to Licensor shall be due and payable within 30 days after such expiration or termination; (b) all rights granted to Licensee pursuant to this Agreement except as expressly otherwise provided herein shall automatically revert to Licensor, which shall be free to exploit same without any further obligation to Licensee; and (c) Licensee will assign and deliver to Licensor its customer lists and the vendor identification numbers for each Person to whom Licensed Products have been sold or otherwise Transferred.

4.7.     Sell-Off Period. Upon expiration or termination of this Agreement, Licensee shall have the right to dispose of any Licensed Products, which are on hand or in-process for a period of 180 days after expiration or termination (“Sell-Off Period”). Any Licensed Product sold or distributed by Licensee during the Sell-Off Period shall be subject to the terms set forth in this Agreement.

4.8.     Statement of Inventory; Option to Purchase Inventory. Licensee shall deliver to Licensor, within 10 days following the expiration or termination of this Agreement, a statement (the “Inventory Statement”) indicating the number and description of the Licensed Products, (collectively, the “Inventory”), in the possession, or under the control, of Licensee or its Common Control Persons, Affiliates or lenders. Licensor will have the option to purchase from Licensee (at the lesser of the applicable lien amounts on such Inventory, Licensee's original purchase price, or Licensee's then current book value) such quantity of the Inventory as Licensor may desire. Licensor may exercise such option by providing written notice of such exercise to Licensee no later than the 30th day after receipt of the Inventory Statement from Licensee (the “Option Expiration Date”). If the option is not so exercised, Licensor's option to purchase such Inventory shall expire at midnight Pacific Time on the Option Expiration Date.

4.9.     Termination Does Not Release Payment Obligation. Any termination of this Agreement shall not release a party from paying any amount that it may then owe to the other party.

5.     Representations and Responsibilities of Licensee. Licensee shall be responsible for the following:

5.1.     Marketing and Advertising Products. Licensee shall use its continued best efforts to develop a market for and sell the Licensed Products in the Territory at Licensee's own expense, and will submit written reports to GTM describing its progress thereon. Licensee and GTM will agree upon reasonable diligence and reporting milestones.

5.2.     Compliance With Law. Licensee shall comply with all applicable laws and regulations in performing its duties and responsibilities hereunder, and in any of its dealings with respect to the Licensed Products.

5.3.     Maintain Confidentiality. Licensee shall hold in confidence and not disclose to any other Person any and all information of a confidential nature, including but not limited to Confidential Information, regarding Licensor's business or affairs, and shall not use such information except in performance of this Agreement. Any separate nondisclosure or confidentiality agreements between Licensor and Licensee shall remain in full force and effect.

5.4.     Maintain Quality.

(a)   All Licensed Products sold by Licensee shall be of first class quality, in merchantable condition and suitable for the uses described on the package or in other promotional material used in connection with the Licensed Products. All such Licensed Products shall be of no less than the quality of products manufactured by GTM. Licensee acknowledges and agrees that Licensor's reputation and goodwill can be materially damaged by being associated with substandard products which are derived from its Licensed Technology. Licensee agrees to make, use and sell Licensed Products to Licensor's quality requirements. GTM will have the right to inspect products produced under license by ECOLUTIONS and the right to audit ECOLUTIONS's processes to ensure products are being produced in accordance with GTM's process, product and quality standards.

(b)   Licensor will periodically update the bill of material used in its manufacture of the Licensed products (including any implemented changes to the same) in order that Licensee can match the quality of the products manufactured by GTM.

5.5.     Promotional Materials. Licensee shall be responsible for producing, at its sole expense, any promotional materials Licensee reasonably deems necessary to market the Licensed Products in accordance with this Agreement. All promotional materials shall be of a commercial quality consistent with international marketing standards to sell products of a similar caliber to the Licensed products.

5.6.     Manufacture of Products. Licensee shall be responsible, at Licensee's sole expense, for manufacture of all Licensed Products (and any materials necessary for the manufacture of Licensed Products) and shall perform all services in connection therewith, except to the extent Licensor may be retained by written contract to perform any such services.

5.7.     Non-Circumvention of Rights. Licensee acknowledges Licensor's proprietary ownership of the Licensed Technology and Inventions, and hereby represents and warrants that Licensee will not take any action that will circumvent such ownership, or lessen the worth of the Licensed Technology or Inventions. Licensee shall protect the Licensed Technology and Inventions as diligently as if the Licensed Technology and Inventions were Licensee's own intellectual property, patents or trade secrets (but in no event shall Licensee use less than a reasonable degree of diligence). Without limiting the generality of the foregoing, Licensee shall not engage in, participate in, or knowingly permit any reproduction or distribution of the Licensed Technology or Inventions, nor derivative works based on the Licensed Technology or Inventions, or any part thereof, without the prior written authorization of Licensor.

5.8.     Compliance with Applicable Laws; Certifications and Permits. Licensee will comply with all applicable laws at all times during the term of this Agreement. Licensee also will be responsible for obtaining any and all permits and certifications required to market and sell the Licensed Products and related services in the Territory. Licensor makes no representations or warranties as to whether any Licensed Products will meet any certification or permitting requirements in the Territory.

6.     Patent Infringement. Licensee shall promptly notify Licensor in writing of any infringements or imitations by others of the Licensed Technology or the Licensed Products, if and when Licensee knows such.

7.     Use of Names and Trademarks. Nothing contained in this Agreement will be construed as conferring any right to use in advertising, publicity or other promotional activities any name, trademark, trade name, or other designation of either party hereto by the other.

8.     No Warranties; Assumption of Risk. LICENSEE ACKNOWLEDGES ITS AWARENESS THAT THE LICENSED TECHNOLOGY OR LICENSED PRODUCTS MAY NOT FUNCTION IN THE MANNER OR FOR THE PURPOSES REPRESENTED BY LICENSOR. LICENSEE FURTHER ACKNOWLEDGES AND AGREES THAT LICENSOR HAS NOT MADE, AND WILL NOT MAKE, ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE LICENSED TECHNOLOGY OR LICENSED PRODUCTS, OR ANY PART THEREOF, INCLUDING ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS OR SUITABILITY FOR ANY PARTICULAR PURPOSE, WHETHER OR NOT LICENSOR KNOWS OR HAS REASON TO KNOW, OF SUCH USE, WHETHER ALLEGED TO ARISE BY LAW, OR BY REASON OF CUSTOM OR USAGE IN TRADE OR COURSE OF DEALING. LICENSOR MAKES NO REPRESENTATION OR WARRANTY THAT THE LICENSED PRODUCTS WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT OF THIRD PARTIES. IN NO EVENT WILL LICENSOR BE LIABLE FOR SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THE LICENSED TECHNOLOGY OR LICENSED PRODUCTS OR THIS AGREEMENT.

THE LICENSOR DOES WARRANT AND REPRESENT THAT IF IT BECOMES AWARE OF ANY MATERIAL DEFECT OR FLAW IN DESIGN OF THE LICENSED TECHNOLOGY THAT IT WILL PROMPTLYNOTIFY IN WRITING THE LICENSEE.

9.      Relationship of the Parties. Licensee shall be deemed to be an independent contractor hereunder and shall not be considered or permitted to be an agent, servant, joint venture or partner of Licensor. Licensor and Licensee intend and agree that neither party shall have the authority to make any agreement or commitment, or incur any liability on behalf of the other party, nor shall either party be liable for any acts, omissions to act, contracts, commitments, promises or representations made by the other, except as specifically authorized in this Agreement or as the parties may hereafter agree in writing.

10.     Product Liability Insurance. Prior to selling or distributing any Licensed Products, Licensee shall obtain at its sole expense comprehensive liability insurance from a recognized insurance company in an amount commensurate with normal business practices of International Manufacturing Companies and Licensee's obligations under this Agrement, combined single limit, which policy names the Licensor as an additional insured during the term of this Agreement, and which is non-cancelable except upon 30 days prior written notice which the insurer will give to Licensor.

11.     Additional Documentation; Cooperation. Each party shall upon the request of the other, execute, acknowledge and deliver to the other party any instrument that may be reasonably required by law in order to accomplish the intent of this Agreement or the agreements referenced herein. Each party agrees to cooperate to effectuate the intent of this Agreement and shall take all appropriate action necessary or useful in doing so.

12.     Governing Law; Dispute Resolution.

12.1.     The rights and obligations of the parties and the interpretation and enforcement of this Agreement shall be governed by and construed in accordance with, the laws of the United Kingdom, excluding its conflicts of laws rules. Any claim or controversy arising out of, governed by or pertaining to this Agreement or the breach thereof ("Dispute"), whether such claim or controversy is based on common law, case law, statute, rule or regulation of any nation or territory, or political subdivision of a nation or territory, shall be resolved as provided in this section.

12.2.     The parties agree that no party shall have the right to sue any other party regarding a Dispute except a party may seek injunctive or other provisional or equitable relief in order to preserve the status quo of the parties pending resolution of the Dispute, and the filing of, or response to, an action seeking injunctive or other provisional relief shall not be construed as a waiver of that party's rights under this section.

12.3.     If a Dispute arises between the parties, the parties shall initially use their best efforts to resolve the Dispute by negotiation. To commence the Dispute resolution process and time periods, any party may serve written notice on the other party specifically identifying the Dispute and requesting that efforts at resolving the Dispute begin.

12.4.      If the parties are unable in good faith to resolve the Dispute by negotiation within 30 days after the initial notice, the Dispute, as well as any counterclaims or cross-claims made, shall be submitted to binding arbitration, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Unless the parties otherwise agree, the arbitration shall be conducted by a three-arbitrator panel in the United Kingdom. The arbitration shall proceed with due dispatch and a decision shall be rendered within 60 days after the appointment of the final arbitrator. Such decision shall be in such written form that a judgment may be entered on it in any court of competent jurisdiction, and all awards may if necessary be enforced by any court having jurisdiction in the same manner as a judgment in such court. In no event shall the arbitrators' award include any component for punitive or exemplary damages whether based on the common law, case law or statute. The parties shall bear equally all costs; provided, however, that the prevailing party shall be entitled to an award for actual damages, attorneys' fees, and accountants' and other experts' fees it incurred in the arbitration proceeding.

12.5.     The exclusive venue for any mediation, arbitration or court action shall be the United Kingdom. Each of the parties hereby submits to the personal jurisdiction of said United Kingdom tribunals and waives any right to claim lack of personal jurisdiction over such party.

13.     Succession. Subject to the provisions otherwise contained in this Agreement and the other agreements referenced herein, this Agreement shall inure to the benefit of and be binding on the successors and assigns of the respective parties hereto.

14.     Confidentiality. The parties shall enter into mutually binding confidentiality agreements in forms reasonably acceptable to each party.

15.      Attorneys' Fees. In the event of any litigation or arbitration between the parties hereto with respect to the subject matter hereof, the unsuccessful party to such litigation or arbitration shall pay to the successful party all costs and expenses, including, without limitation, reasonable attorneys' fees, incurred therein by the successful party, all of which shall be included in and as a part of the judgment or award rendered in such litigation or arbitration.

16.     Entire Agreement. This document constitutes the entire agreement between the parties (except for any nondisclosure or confidentiality agreements, and the collaboration and master distributor agreements, between or among the parties, which shall remain in full force and effect), all oral agreements being merged herein, and supersedes all prior representations. Except for nondisclosure or confidentiality and other agreements referenced above, there are no representations, agreements, arrangements or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein.

17.     Amendment. The provisions of this Agreement may be modified at any time by agreement of the parties. Any such agreement hereafter made shall be ineffective to modify this Agreement in any respect unless in writing and signed by the parties against whom enforcement of the modification or discharge is sought.

18.     Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction either of that term or condition as it applies on a subsequent occasion or of any other term or condition.

19.     Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement which can be given effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.

20.     Indemnification. Licensee agrees to defend, indemnify and hold Licensor harmless from and against any and all liabilities, losses, product liability claims, damages, costs or expenses (including attorneys' fees) of any kind (“Claims”) which Licensor may hereafter suffer or be required to pay arising from the performance or non-performance by Licensee of any act relating to this Agreement or the manufacture, assembly, sale or marketing of the Licensed Products, including, but not by way of limitation, Claims for property damage or personal injury, wrongful death Claims, product liability Claims, the use of false and misleading advertising, or the failure to possess or maintain any of the federal, state or local licenses or permits required under applicable laws.

21.     Notice. All notices or other communications that shall or may be given pursuant to this Agreement, shall be in writing, shall be sent by certified or registered air mail with postage prepaid, return receipt requested, by facsimile, e-mail, reputable overnight or other rapid courier with tracking capabilities, or by hand delivery; provided, however, that if a notice or other communication is sent via facsimile or e-mail, such notice or communication shall also be sent by one of the other means of transmittal (with the exception of facsimile or e-mail, as the case may be). Such communications shall be deemed given and received upon delivery if sent by overnight courier or hand delivered, within three business days of mailing, if sent by certified or registered mail, and within the time period set forth above for such method other than facsimile or e-mail if sent by facsimile or e-mail, and shall be addressed to the Parties at the address set forth on the signature page of this Agreement or such other addresses as the Parties may designate and provide notice of in writing from time to time in accordance with this Section. Failure to give notice in accordance with any of the foregoing methods shall not defeat the effectiveness of notice actually received by the addressee. Any party may change the address to which such notices are to be addressed, by giving the other parties notice in the manner herein set forth. Failure to conform to the requirement that mailings be done by registered or certified mail shall not defeat the effectiveness of notice actually received by the addressee.

22.     Public Announcements. The parties shall have the right to issue any press releases or public announcements relating to this Agreement including any agreements set forth in the Exhibits hereto.

23.     Counterparts; Facsimile or Email Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument. The parties may sign this Agreement in their respective cities and exchange signature pages by facsimile or email. Such facsimile or email signatures shall be deemed originals and shall have the same effect as original signatures.

GREEN TECH MARINE AS	ECOLUTIONS, INC.

By: /s/ Peter Strandberg	By: /s/ Rasmus Norling

Print Name: Peter Strandberg	Print Name: Rasmus Norling

Title: Managing Director	Title: President & CEO

Date: 11/15/2012	Date: 11/15/2012